Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

April 24, 2017

F5 Networks, Inc.
401 Elliot Avenue West
Seattle, Washington 98119

Re:	Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of F5 Networks, Inc.
Ladies and Gentlemen:
We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission (the "Commission") with respect to an additional 1,100,000 shares of common stock, no par value per share (the "Shares"), of F5 Networks, Inc. ("F5 Networks") that may be issued under the F5 Networks, Inc. 2014 Incentive Plan, as amended and restated (the "Plan").
We have examined the Registration Statement and such documents and records relating to F5 Networks as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plan, upon the registration by its registrar of such Shares and the issuance thereof by F5 Networks in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/S/ PERKINS COIE LLP